MEDIX RESOURCES ANNOUNCES DELISTING OF COMMON
                    STOCK AND CANCELLATION OF REVERSE SPLIT



For  Immediate  Release:          Medix  Resources,  Inc.  (OTCBB:MDIX)


Denver, Colo. July 15, 1998 - Medix Resources today announced that the Nasdaq Stock Market, Inc. had delisted the Company's common stock from trading on the Nasdaq SmallCap Market, effective the close of business on Wednesday, July 14, 1998, for failure to satisfy the revised listing maintenance standards adopted by the Nasdaq Stock Market, Inc. last year.

The Company's common stock will be immediately eligible to trade on the OTC Bulletin Board. Information about the OTCBB can be found on the internet at www.OTCBB.com. However, quotes for stock traded on the OTC Bulletin Board are not published in major newspapers, and can only be found in specialized publications or on the internet.

In light of such delisting, the Company determined that it would not be in the best interest of its shareholders to complete the reverse stock split that had been approved by its shareholders earlier, and the Board of Directors exercised its authority to abandon the reverse stock split. The reverse stock split was principally aimed at increasing the stock price to a level that would meet the new Nasdaq standards.

Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation, offers several fully secure patent pending internet communications products, using an internet commerce business model. The Company's core business also provides skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care, and in a broad spectrum of healthcare and educational facilities.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10KSB for 1997 and Form 10-QSB for its first quarter of 1998 that were filed with the Securities and Exchange Commission on March 30, 1998 and May 12, 1998. Such information is available from the SEC or from the Company.

Contact:          John  P.  Yeros
Medix  Resources,  Inc.
(303)  393-1515